Securities Exchange Act of 1934 -- Form 8-K



                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                 FORM 8-K




PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


                             Date of Report :
                             April 30, 1998
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                     CBL & ASSOCIATES PROPERTIES, INC.
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         (Exact name of registrant as specified in its charter)


      Delaware                 1-12494               62-1545718
--------------------     -------------------    ------------------------
(State or other          (Commission            (IRS Employers
jurisdiction of          File Number)           Indentification Number
incorporation)


     One Park Place, 6148 Lee Highway, Chattanooga, Tennessee 37421
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                 (Address of principal executive offices)


            Registrant's telephone number, including area code:
                               (423) 855-0001
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
ITEM 5 OTHER INFORMATION

                   CBL & ASSOCIATES PROPERTIES, INC.
                        Conference Call Outline
                            April 30, 1998
                               9:30 a.m.



Good morning. We appreciate your participation in our conference call to discuss the 1998 first quarter results.

     Before we begin, I would like to remind everyone that this conference call contains "forwarding-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual results, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. We direct you to the Company's various filings with the Securities and Exchange Commission, including without limitation the Company's Annual Report on Form 10-K and the "Management's Discussion and Analysis of Financial Condition and Results of Operations" incorporated by reference therein, for a discussion of such risks and uncertainties.

GROWTH

In the first quarter of 1998 we achieved outstanding FFO growth primarily due to our 1997 efforts in development of new properties, acquisitions as well as management and leasing of existing properties. Our 20.4% increase in FFO per diluted, fully converted share includes modifications necessary to comply with changes in FASB policies regarding diluted shares and capitalization of internal acquisition costs. This 20.4% increase in FFO per converted, fully diluted share over the first quarter of 1997 breaks down as follows: 6.5% from the ten new developments we opened during 1997, 8.2% from the five acquisitions completed during 1997 and the first quarter of 1998 and 5.7% from our stabilized portfolio.

Let us examine the components of our first quarter 1998 growth.

1. The ten new shopping centers opened over the last fifteen months, representing 2.6 million square feet of developments in operation throughout the first quarter of 1998;

2. The acquisition of five properties, including a 49% interest in one property in June, 1997, two properties acquired in August and September 1997 and two additional properties in January 1998; and

3.   Improved operations in our existing properties.

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Our property operating expenses increased by 27.6% for the first quarter of 1998 over the first quarter of 1997 primarily due to the operating costs related to the fifteen new development and acquisition centers
opened or acquired during the last fifteen months.   Our cost recovery
ratiofor the first quarter of 1998 increased slightly to 92.0% from 91.6% in the first quarter 1997.

FUNDS FROM OPERATIONS AND ADJUSTED FUNDS FROM OPERATIONS

Our total funds from operations for the first quarter of 1998 was $22.0 million, or $0.65 per diluted, fully converted share. In order to be consistent with industry practice, beginning with this quarter FFO includes straight-line rents. As indicated in our earnings release, the impact on FFO from straight-line rents was an increase of $.03 per diluted, fully converted share for the first quarter of 1998. We continue, however, to exclude outparcel sales in our calculation. Although NAREIT would allow us to include this item, we feel it does not indicate the true nature of our business. The addition of outparcel sales would have added $.06 per share, increasing FFO per diluted, fully converted share to $.71.

Restated FFO per diluted, fully converted share giving effect to the addition of straight line rents for 1997 will be reported in the transcript of this conference call to be filed as a Form 8-K today.



Per share data          1 Q 97    2 Q 97    3 Q 97    4 Q 97   Year Ended
-------------------     -------   -------   -------   -------  ----------
Basic FFO as
reported                $0.53     $0.53     $0.55     $0.61    $2.22

Diluted FFO             $0.52     $0.52     $0.55     $0.61    $2.21

Diluted FFO with
Straight line rents     $0.54     $0.54     $0.56     $0.64    $2.28

Effective January 1, 1998, in accordance with the new accounting policy issued by the FASB's emerging issues task force, we no longer capitalize internal costs related to acquisitions.

DEVELOPMENTS - EXTERNAL GROWTH

Development projects under construction and scheduled to open during 1998 are: Sterling Creek Commons in Portsmouth, Virginia, a 65,000 square foot community center scheduled to open in June 1998 and Sand Lake Corners in Orlando, Florida, a 594,000 square foot community center the first phase of which will open in November 1998 with the remainder to open by April 1999. In the first quarter of 1998, we began construction on Fiddler's Run in Morganton, North Carolina, a 203,000 square foot community center scheduled to open in March 1999. Other projects currently under construction are Arbor Place Mall in Douglasville, Georgia, a suburb of Atlanta. This 860,000 square foot mall is scheduled to open in October 1999 with an additional 550,000 square feet planned. Preliminary grading work has already begun for the construction of an adjacent 165,000 square foot associated center to be called the Landing at Arbor Place.

During April 1998 we opened a 14,000 square foot expansion to Hamilton Crossing in Chattanooga, Tennessee and we will open a 15,000 square foot expansion to Girvin Plaza in Jacksonville, Florida in May 1998.

ACQUISITIONS - EXTERNAL GROWTH

January 1998 was a major month for acquisitions. On January 2, 1998 we acquired Asheville Mall in Asheville, North Carolina, a 820,044 square foot mall anchored by Belk, Dillard's, JC Penney, Montgomery Ward and Sears. Asheville Mall is currently 98.2% leased with average sales per square foot of $272 and with mall shop rental averaging $16.62 psf. On January 30, 1998 we acquired Burnsville Center in Burnsville (Minneapolis), Minnesota, a 1,078,568 square foot super regional mall anchored by Dayton's, JC Penney, Mervyn's and Sears. Burnsville Center is currently 91.7% leased with average sales per square foot of $281 and with mall shop rental averaging $19.63 psf. Subsequent to the end of the quarter, we purchased Stroud Mall in Stroudsburg, Pennsylvania, a 427,145 square foot mall anchored by Sears, The Bon-Ton and JC Penney. Stroud Mall is currently 86% leased with average sales per square foot of $294 and with mall shop rental averaging $19.52 psf.

We are pleased that our conservative and disciplined approach to acquisitions has yielded three quality properties so far this year with impressive growth potential. Our efforts in 1998 will be concentrated on maximizing our returns on our acquisitions and identifying new opportunities.

IMPROVED OPERATIONS - INTERNAL GROWTH

As mentioned in our earnings release, our overall portfolio occupancy was 93.4% at March 31, 1998 compared to 92.5% at March 31, 1997, with the stabilized malls showing the best increases. Turtle Creek Mall in Hattiesburg, Mississippi was moved from the new mall category to the stabilized mall category this quarter as it has reached initial maturity and lease up. The occupancy of the combined new and stabilized mall portfolio increased to 90.9% at March 31, 1998 from 88.1% at March 31, 1997.

Our associated center occupancy at March 31, 1998 decreased to 84.1% from 91.1% at March 31, 1997 primarily due to the acquisition and redevelopment of WestGate Crossing in Spartanburg, South Carolina where a new Goody's Family and Clothing Store will open later today. Our associated center occupancy would have increased to 93.0% excluding this redevelopment center.

Our community center occupancy at March 31, 1998 continues to be excellent, increasing to 97.3% from 96.6% at March 31, 1997.

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During the first quarter of 1998, our results from renewal leasing compared to the base and percentage rent previously paid were as follows:


                  Prior PSF   New PSF       New PSF    % Change  % Change
                  Rent        Rent-Initial  Rent-Avg.  Initial   Average
                  ----------  ------------  ---------  --------  --------
Malls               $19.01       $20.11       $20.84      5.8%      9.7%

Associated
Centers             $13.28       $15.93       $15.99     19.9%     20.4%

Community
Centers             $ 8.03       $ 8.40       $ 8.50      4.6%      5.9%


Another measure of the strength of our portfolio is a comparison of new and renewal leasing rates and square footage to the amount of fallout (tenants vacating) we had for the first quarter of 1998.

In the mall portfolio, we leased 152,300 square feet at an average rate of $21.15 per square foot compared to 52,400 square feet of fallout at an average rate of $19.23 per square foot.

In the associated centers, we leased 8,900 square feet at an average rate of $15.17 per square foot compared to 4,400 square feet of fallout at an average rate of $10.34 per square foot.

In the community centers, we leased 58,600 square feet at an average rate of $9.24 per square foot compared to 9,700 square feet of fallout at an average rate of $9.12 per square foot.

SALES

Mall shop sales in our stabilized malls, for those tenants who have reported, increased 5.5% on a comparable per square foot basis for the first quarter of 1998 as compared to the first quarter of 1997.

Occupancy costs as a percentage of sales at our stabilized malls at March 31, 1998 decreased to 12.9% compared to 14.6% at March 31, 1997. Occupancy costs are generally higher in the first three quarters due to the seasonality of retail sales.

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CAPITAL STRUCTURE

As of March 31, 1998, our total consolidated and unconsolidated debt was $869.8 million, with a weighted average interest rate of 7.32% as compared to 7.82% as of March 31, 1997. This amount includes debt related to all properties under construction. Our debt to total market capitalization ratio was 51.4% based upon our stock price of $24.50 as of March 31, 1998. Our EBITDA to interest ratio decreased to 2.64 for the first quarter of 1998 compared to 3.08 for 1997. Had we excluded gains on sales of real estate assets from EBITDA, the interest coverage ratio would have decreased to 2.51 in the first quarter from 2.77 in 1997.

Our total conventional fixed rate debt as of March 31, 1998 was $409.1 million with a weighted average interest rate of 8.07% as compared to 8.17% as of March 31, 1997.

Though the execution of Swap Agreements, we have fixed the interest rates on $196 million of debt on operating properties at a weighted average interest rate of 6.52%.

Of our remaining debt of $264.7 million, interest rate Caps of $100.0 million and conventional permanent loan commitments of $78.0 million leave only $86.7 million of debt fully subject to variable rates. Interest on $57.1 million of this remainder is capitalized to projects currently under construction leaving $29.6 million of variable rate debt exposure on operating properties.

Conventional mortgage loan commitments presently under negotiation will this quarter eliminate entirely our exposure to variable rate debt.

At the end of the first quarter, we closed on an additional $20 million credit facility with SouthTrust Bank to bring our total credit facilities to $207.5 million, which with unfunded construction loans provides $72.6 million of available credit at March 31, 1998.

CAPITAL EXPENDITURES

Revenue generating capital expenditures, or tenant allowances for improvements, for the first quarter of 1998 were $2.3 million. During 1998, we expect to spend approximately $8 million on revenue generating capital expenditures.

Revenue enhancing capital expenditures, or remodeling and renovation costs, were $1.0 million for the first quarter of 1998. During 1998, we expect to spend approximately $8.3 million for the remodeling of Hamilton Place and seven of our community centers.

Revenue neutral capital expenditures, which are recovered from the tenants, were $524,000 for the first quarter of 1998. During 1998, we expect to spend approximately $3.3 million on revenue neutral capital expenditures.

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DIVIDEND INCREASE AND PAYOUT RATIO

As previously announced, the board of directors increased our quarterly dividend by 5.1% to $.465 per share, which equates to an annualized dividend of $1.86 per share compared to $1.77 per share for 1997. Our payout ratio for the first quarter of 1998 was 71.54% as compared to 81.94% for the first quarter of 1997. Had outparcel sales been included in FFO per diluted, fully converted share, as NAREIT allows, our payout ratio would have been 65.5% for the first quarter of 1998 compared to 70.2% for the first quarter of 1997.

Earlier this week Beth Strauss, CPA, joined our company as Director of Investor Relations. Working with our shareholders and prospective shareholders will be Ms. Strauss' top priority. She has a very strong background in the areas of investor relations and finance, and we look forward to her contributions to our company's continued growth.

I would like to note that a transcript of my comments will be filed as a Form 8K and will be available upon request. I would now be happy to answer any questions you may have.

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                               SIGNATURE





Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



                                     CBL & ASSOCIATES PROPERTIES, INC.


                                                /c/ John N. Foy
                                     -------------------------------------
                                                   John N. Foy
                                            Executive Vice President,
                                     Chief Financial Officer and Secretary
                                    (Authorized Officer of the Registrant,
                                         Principal Financial Officer and
                                           Principal Accounting Officer)

Date:   April 30, 1998